Exhibit 99.1

For More Information:

Brett Maas or David Fore	Media Contact:
Hayden IR	Meredith Esham
(646) 536-7331	(703) 349-2577, ext. 127
brett@haydenir.com	mesham@widepoint.com

WidePoint Announces Multiple Second Quarter Contract Wins & Expanded Marketing Communications Program

Over $10 Million in Total Contract Value Realized

McLean, VA, July 5, 2016 – WidePoint Corporation (NYSE Mkt: WYY) a leading provider of Managed Mobility Services (MMS) specializing in Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, announces that during the second calendar quarter, it secured over $10 million in new contract wins and option year extensions. These successes included awards for identity assurance, mobile telecomm, analytics and consulting services.

WidePoint CEO Steve Komar, said, “We are pleased with the recent awards and extensions. Our continued sales efforts are making advances across many of our initiatives and we are pleased with our growing pipeline of opportunities.”

In addition, as part of an expanded focus on more effective shareholder and customer communications, the Company plans to intensify its event-driven communications program, led by Jason Holloway, WidePoint’s chief sales and marketing officer, who will also be launching a quarterly newsletter that will feature updates on sales successes and marketing initiatives for shareholders and other interested parties. The shareholder and customer communications quarterly update will include recent client wins and awards, positive customer impact examples, targeted customer verticals, event attendance, and other marketing efforts and sales successes.

Those interested in receiving the Sales & Marketing Quarterly update may opt-in at www.widepoint.com/subscribe-to-e-newsletters.

WidePoint CSMO Jason Holloway said, “The investor and customer communications newsletter supports our expanded communication strategy to our stakeholders and should provide additional visibility to those interested in WidePoint’s progress.”

A few selected examples of recent new business successes include:

•	A nationwide pharmacy needed to improve its management of digital certificates to ensure customer and internal communications are adequately protected and in compliance with HIPAA regulations and in alignment with the HITRUST Common Security Framework. WidePoint was engaged to conduct a PKI Assessment. This service takes a customer through a thorough current assessment to successful implementation, which may result in further engagements for WidePoint in managing and/or hosting the client’s PKI solution.

•	A leading provider of traffic safety, mobility, and compliance solutions signed up for three-years of managed services for both wireline and mobile telecommunications lifecycle managed services.

•	A global architecture firm will be using WidePoint’s Managed Mobility Services to support its growing community of remote workers.

•	A large communications equipment supplier will be using WidePoint’s wireline and mobile global telecommunications managed services for their domestic and international mobile users.

About WidePoint

WidePoint (NYSE Mkt: WYY) is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

###